                                                                     Exhibit 2.2


                          STOCK REDEMPTION AGREEMENT

                                 by and among

                       BORON, LePORE & ASSOCIATES, INC.

                                      and


                              Patrick G. LePore,
                                Gregory Boron,
                              Christopher Sweeney
                                      and
                                Michael W. Foti



                            As of December 4, 1996

                          STOCK REDEMPTION AGREEMENT

                                     INDEX
                                     -----

                                                                            Page
                                                                            ----
ARTICLE 1.   STOCK REDEMPTION; BONUSES; DEFERRED COMPENSATION; RESTRICTED
             STOCK.............................................................1
    1.1      Stock Redemption..................................................1
    1.2      Bonuses; Deferred Compensation....................................2
    1.3      Restricted Stock..................................................2
    1.4      Time and Place of Closing.........................................3
    1.5      Certain Closing Deliveries........................................3
    1.6      Further Assurances................................................3
    1.7      Transfer Taxes....................................................3
    1.8      Other Agreements..................................................3

ARTICLE 2.   REPRESENTATIONS AND WARRANTIES OF PRINCIPALS......................4
    2.1      Making of Representations and Warranties..........................4
    2.2      Organization and Qualification; Capital Stock.....................4
    2.3      Subsidiaries......................................................4
    2.4      Authority; Noncontravention.......................................5
    2.5      Title to Properties; Ownership of Common Stock....................5
    2.6      Financial Statements; Undisclosed Liabilities.....................6
    2.7      Tax Matters.......................................................7
    2.8      Collectibility of Accounts Receivable.............................7
    2.9      Absence of Certain Changes........................................7
    2.10     Ordinary Course...................................................9
    2.11     Banking Relations................................................10
    2.12     Intellectual Property Rights; Employee Restrictions..............10
    2.13     Certain Contracts and Arrangements...............................11
    2.14     Litigation.......................................................12
    2.15     Business; Compliance with Laws...................................13
    2.16     Investment Banking; Brokerage....................................13
    2.17     Insurance........................................................13
    2.18     Transactions with Affiliates.....................................13
    2.19     Employee Benefit Plans...........................................14
    2.20     Hazardous Waste, Etc.............................................14
    2.21     List of Certain Employees and Suppliers..........................14
    2.22     Employees; Labor Matters.........................................14
    2.23     Customers, Distributors, Meeting Moderators, Salespersons........15
    2.24     Corporate Records................................................15
    2.25     Solvency.........................................................16
    2.26     Disclosure.......................................................16

                                      (i)

                                                                            Page
                                                                            ----
ARTICLE 3.   COVENANTS OF PRINCIPALS..........................................16
    3.1      Making of Covenants and Agreements...............................16
    3.2      Cooperation......................................................16
    3.3      Consents.........................................................16
    3.4      Notice of Default................................................16

ARTICLE 4.   COVENANTS OF THE COMPANY.........................................17
    4.1      Making of Covenants and Agreements...............................17
    4.2      Availability of Records..........................................17
    4.3      Expenses.........................................................17

ARTICLE 5.   SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS,
             COVENANTS AND OBLIGATIONS........................................17

ARTICLE 6.   INDEMNIFICATION..................................................17
    6.1      Indemnification by the Principals................................17
    6.2      Limitations on Indemnification by the Principals.................18
    6.3      Indemnification by the Company...................................19
    6.4      Notice; Defense of Claims........................................20
    6.5      Satisfaction of Indemnification Obligations......................21
    6.6      Tax Effects of Losses; Meaning of After-Tax Basis................21

ARTICLE 7.   MISCELLANEOUS....................................................22
    7.1      Governing Law....................................................22
    7.2      Notices..........................................................22
    7.3      Entire Agreement.................................................22
    7.4      Assignability; Binding Effect....................................22
    7.5      Captions and Gender..............................................23
    7.6      Execution in Counterparts........................................23
    7.7      Amendments.......................................................23
    7.8      Dispute Resolution...............................................23
    7.9      Remedies; Severability...........................................23
    7.10     Certain Definitions..............................................24
    7.11     Release..........................................................24

                                     (ii)


                                                                            Page
                                                                            ----
SCHEDULES
---------
Schedule 1.2     -    Deferred Compensation of Selling Shareholders
Schedule 2.2     -    Foreign Qualification Jurisdictions
Schedule 2.4(c)  -    Non-contravention
Schedule 2.5     -    Leased Premises
Schedule 2.6(a)  -    GAAP Preparation of Financial Statements
Schedule 2.6(b)  -    Obligations of the Company
Schedule 2.7     -    Tax Matters
Schedule 2.8     -    Aging of Accounts Receivable
Schedule 2.9     -    Absence of Certain Changes
Schedule 2.10    -    Ordinary Course
Schedule 2.11    -    Banking Relations
Schedule 2.12    -    Intellectual Property Rights; Employee Restrictions
Schedule 2.13    -    Certain Contracts and Arrangements
Schedule 2.14    -    Litigation
Schedule 2.18    -    Transactions with Affiliates
Schedule 2.19    -    Employee Benefit Plans
Schedule 2.21    -    List of Certain Employees and Suppliers
Schedule 2.23    -    Customers, Distributors, Meeting Moderators, Salespersons
Schedule 7.11    -    Exceptions to Release

                                     (iii)

                          STOCK REDEMPTION AGREEMENT


     STOCK REDEMPTION AGREEMENT entered into as of December 4, 1996 by and between Boron, LePore & Associates, Inc., a Delaware corporation (together with its predecessors as the context requires, the "Company"), and Patrick G. LePore ("LePore") and Gregory Boron ("Boron" and together with LePore, the "Selling Shareholders" and each individually, the "Selling Shareholder") and Christopher Sweeney ("Sweeney") and Michael W. Foti ("Foti" and together with "Sweeney", the "Executives" and each individually, the "Executive") (the Selling Shareholders together with the Executives, the "Principals").


                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, immediately prior hereto each of the Selling Shareholders owns beneficially and of record the number of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") as set forth on Schedule 2.2
                                                               ------------
attached hereto;

     WHEREAS, subject to the terms and conditions hereof the Company wishes to redeem and each of the Selling Shareholders wishes to have redeemed, the number of shares of Common Stock owned beneficially and of record by him set forth on
Schedule 2.2 attached hereto;
------------

     WHEREAS, simultaneously herewith the Company has entered into (i) the Preferred Stock Purchase Agreement dated as of December 4, 1996, by and among the Company and the purchasers named therein (such purchasers hereinafter collectively, the "Investors") (the "TA Purchase Agreement"); (ii) the Stockholders' Agreement dated December 4, 1996 by and among the Company and the stockholders named therein (the "Stockholders' Agreement") and (iii) the Loan Agreement dated as of December 4, 1996 with Fleet National Bank, as agent and lender, and the other financial institutions party thereto (the "Bank Financing");

     NOW, THEREFORE, in order to consummate said stock redemption and in consideration of the payments to and deliveries contemplated hereby and of the mutual agreements set forth herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


ARTICLE 1.  STOCK REDEMPTION; BONUSES; DEFERRED COMPENSATION; RESTRICTED STOCK.
            ------------------------------------------------------------------

      1.1   Stock Redemption.  Subject to and in reliance upon the
            ----------------
representations and warranties and terms, provisions and conditions of this Agreement and subject to the closing of the transactions contemplated by the TA Purchase Agreement and the Bank Financing, at the Closing (as defined in Section
1.4 hereof), the Company shall redeem: (a) 2,800,000 shares of Common Stock (the "LePore Redeemed Shares") from LePore for a total purchase price of $9,425,000 (the "LePore Redemption Price"); and (b) 2,800,000 shares of Common Stock (the

"Boron Redeemed Shares" and collectively with the LePore Redeemed Shares, the "Redeemed Shares") from Boron for a total purchase price of $9,425,000 (the "Boron Redemption Price"). At the Closing each Selling Shareholder shall surrender to the Company a certificate or certificates, together with duly executed stock transfer powers, representing the Redeemed Shares and the Company shall pay each Selling Shareholder cash in the amount set forth above, with such amount to be paid by wire transfer in immediately available funds to such account as such Selling Shareholder shall have indicated in writing to the Company.

      1.2   Bonuses; Deferred Compensation.
            ------------------------------

            (a)   Selling Shareholders.  Subject to and in reliance upon the
                  --------------------
representations and warranties and the terms, provisions and conditions of this Agreement and subject to the closing of the transactions contemplated by this Agreement and the TA Purchase Agreement and the Bank Financing, the Company shall: (i) on the date of Closing and promptly following completion of the transactions described herein, make payments of in-kind bonuses to each of the Selling Shareholders in the form of assignments of undivided interests in the receivables listed on Schedule 1.2(a)(i) attached hereto; (ii) on or by the
                      ------------------
dates indicated in Schedule 1.2(a)(ii), make deferred compensation payments to
                   -------------------
LePore and Boron in the amounts indicated on Schedule 1.2(a)(ii); and (iii)
                                             -------------------
promptly following determination of the taxable income of the Company (including its predecessor) for federal income tax purposes for the period beginning January 1, 1996 and ending immediately prior to the Closing Date, pay additional bonuses in the form of deferred compensation to each of LePore and Boron in an amount equal to 19.2% of such taxable income allocated to him for federal income tax purposes in respect of such period.

            (b)   Executives.  Subject to and in reliance upon the
                  ----------
representations and warranties and the terms, provisions and conditions of this Agreement and subject to the closing of the transactions contemplated by this Agreement and by the TA Purchase Agreement and the Bank Financing, the Company shall (i) on the date of Closing and promptly following completion of the transactions described herein, make payments of in-kind bonuses to each of Sweeney and Foti in the form of assignments of undivided interests in the receivables listed on Schedule 1.2(a)(i) attached hereto; and (ii) on or by the
                      ------------------
dates indicated on Schedule 1.2(a)(ii), make deferred compensation payments to
                   -------------------
Sweeney and Foti in the amounts indicated on Schedule 1.2(a)(ii). In addition,
                                             -------------------
it is the Company's intention to sell promptly following the closing 450,000 shares of Common Stock to Sweeney and 150,000 shares of Common Stock to Foti for a purchase price of $.285 per share pursuant to the Company's 1996 Stock Option and Grant Plan.

      1.3   Restricted Stock.  Subject to and in reliance upon the
            ----------------
representations and warranties and terms, provisions and conditions of this Agreement and subject to the closing of the transactions contemplated by this Agreement and the TA Purchase Agreement and the Bank Financing, it is the Company's intention promptly following the Closing to sell to the Principals pursuant to Restricted Stock Agreements an aggregate of 1,000,000 shares of restricted Class A Common Stock of the Company for a purchase price of $.285 per share pursuant to the Company's 1996 Stock Option and Grant Plan as follows: (a) 300,000 shares to LePore; (b) 300,000 shares to Boron; (c) 250,000 shares to Sweeney; and (d) 150,000 shares to Foti.

      1.4   Time and Place of Closing.  The closing of the transactions provided
            -------------------------
for in this Agreement (herein called the "Closing") shall be held at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, Boston, Massachusetts on the date hereof (such date being herein called the "Closing Date").

      1.5   Certain Closing Deliveries.  Subject to the closing of the
            --------------------------
transactions contemplated herein, and the execution and delivery of such other documents and agreements, and satisfaction of such other conditions, as the Company may require:

            (a)   Consideration Price.  At the Closing, the Company shall
                  -------------------
deliver to each Selling Shareholder the applicable Redemption Price;

            (b)   Surrender of Redeemed Shares.  At the Closing, each Selling
                  ----------------------------
Shareholder shall surrender to the Company a certificate or certificates representing the Redeemed Shares owned by him, together with stock transfer powers duly endorsed in blank transferring to the Company good title to such Redeemed Shares free and clear of all liens, restrictions and encumbrances.

      1.6   Further Assurances.  Each Selling Shareholder from time to time
            ------------------
after the Closing at the request of the Company and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as the Company may reasonably require to more effectively transfer and assign to, and vest in, the Company the Redeemed Shares.

      1.7   Transfer Taxes.  All transfer taxes, fees and duties under
            --------------
applicable law incurred in connection with the transfer of the Redeemed Shares owned by each Selling Shareholder under this Agreement will be borne and paid by such Selling Shareholder, and each Selling Shareholder hereby covenants to promptly reimburse the Company for any such tax, fee or duty which either the Company or such Selling Shareholder is required to pay under applicable law.

      1.8   Other Agreements.  As a material inducement to and a condition
            ----------------
precedent of the Company's redemption of the Redeemed Shares and making of the deferred compensation payments and the sale of the shares of Common Stock and Class A Common Stock described above, each Principal is executing and delivering at the Closing a Non-Competition Agreement, a Stockholders' Agreement and an Employment Agreement and hereafter will execute and deliver a Restricted Stock Agreement, in each case in form satisfactory to the Company (collectively with this Agreement, the "Principal Agreements" and each individually a "Principal Agreement").

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF PRINCIPALS.
            --------------------------------------------

      2.1   Making of Representations and Warranties.  As a material inducement
            ----------------------------------------
to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each Principal hereby makes to the Company the representations and warranties contained in this Section 2.

      2.2   Organization and Qualification; Capital Stock.  The Company is a
            ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the charter documents of the Company as amended to date and certified by the Secretary of State of Delaware or by-laws of the Company, as amended to date, certified by its Secretary, and heretofore delivered to the Investors, are complete and correct, no amendments thereto are pending, and the Company is not in violation thereof.

      The Company is duly qualified to do business as a corporation in the states or the jurisdictions listed in Schedule 2.2, and is not required to be
                                      ------------
licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations, results of operations, properties, assets, condition (financial or other) or prospects of the Company (a "Material Adverse Effect"). Immediately prior to the Closing, all of the issued and outstanding capital stock of the Company is owned beneficially and of record as set forth in Schedule 2.2, free and clear of any lien, restrictions or
             ------------
encumbrances and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company.

      From and after the Closing, and after giving effect to each of the transactions contemplated by (i) this Agreement, (ii) the TA Purchase Agreement, and (iii) the Bank Financing (including, without limitation, the issuance of the stock referred to in Sections 1.2(b) and 1.4) all of the issued and outstanding capital stock or other equity interests of the Company will be owned beneficially and of record as set forth in Schedule 2.2, will be free and clear
                                           ------------
of any lien, restrictions or encumbrances and there will be no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company, except pursuant to the Stockholders' Agreement, the Company's Amended and Restated Certificate of Incorporation and the Restricted Stock Agreements referred to in
Section 1.4.

      2.3   Subsidiaries.  The Company does not have any subsidiaries (as
            ------------
defined in Section 7.10(d)) or own any securities issued by any other business organization or governmental authority or any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the business conducted by the Company.

      2.4   Authority; Noncontravention.  The Company has full corporate power
            ---------------------------
and authority, and each Principal has full right, power, authority and capacity, to enter into this Agreement, each agreement, document and instrument to be executed and delivered by it or him pursuant to or contemplated by this Agreement, (including, without limitation, each Principal Agreement) and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and the Principal of this Agreement and each such other agreement, document and instrument to which it or he is party have been duly authorized by all necessary action of the Company and such Principal and no other action on the part of the Company or the Principal is required in connection therewith. This Agreement and each such agreement, document and instrument executed and delivered by the Company and/or the Principal pursuant to this Agreement constitute valid and binding obligations of the Company and/or the Principal enforceable in accordance with their respective terms.

      The execution, delivery and performance by the Company and the Principal of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

            (a) do not and will not violate any provision of the charter, by-laws or equivalent constituent documents of the Company;

            (b) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company or the Principal or require the Company or the Principal to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

            (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company or the Principal is a party or by which the property of the Company or the Principal is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Redeemed Shares except as described in
Schedule 2.4.
------------

      2.5   Title to Properties; Ownership of Common Stock.
            ----------------------------------------------

            (a)   Schedule 2.5 hereto sets forth the addresses and uses of all
                  ------------
real property that the Company owns, leases or subleases. The Company has good, valid and (if applicable) marketable title to all of its assets, including those assets reflected on the Base Balance Sheet (as defined in Section 2.6) or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all liens, claims or encumbrances of any nature. The equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted. The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation would have a Material Adverse Effect, nor has it received any notice of any such violation. There are no defaults by the Company or to the best knowledge of the Principal, by any other party, which might curtail in any material respect the present use of the Company's property. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its leases.

            (b) The Selling Shareholder is the sole legal and beneficial owner of the Common Stock set forth opposite his name on Schedule 2.2 attached hereto,
                                                   ------------
free and clear of all claims, encumbrances, liens, pledges, security interests and rights of any kind or nature whatsoever after giving effect to Section 7.11.

      2.6   Financial Statements; Undisclosed Liabilities.
            ---------------------------------------------

            (a) The Company has previously furnished to the Investors copies of its unaudited financial statements for the fiscal year ended December 31, 1993 and its audited financial statements for the fiscal years ended December 31, 1994 and 1995 together with copies of its unaudited financial statements for the nine month period ended September 30, 1995 and September 30, 1996. Except as described in Schedule 2.6(a), such financial statements referred to in this
             ---------------
Section 2.6(a) were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are complete, correct and consistent in all material respects with the books and records of the Company and fairly and accurately present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein (subject to the absence of footnotes and normal year-end adjustments in the case of the unaudited statements).

            (b) Prior to giving effect to the transactions contemplated by this Agreement, including without limitation the TA Purchase Agreement and the Bank Financing, excluding the effect of the payment of all fees and expenses of the Company incurred or to be incurred in connection with the transactions contemplated hereby, including, without limitation, legal, accounting and investment banking, the Company's assets include cash in the amount of not less than $250,000 and the Company's working capital and stockholders' equity are not less than $2.5 million and $2.5 million, respectively.

            (c) The projections which have been separately disclosed in writing to the Investors represent good faith estimates of the Company's performance for the fourth quarter of 1996 and for 1997 and future years based upon assumptions which are set forth therein and which were in good faith believed to be reasonable when made and continue to be reasonable as of the date hereof.

            (d) Except as and to the extent reflected or reserved against in the unaudited balance sheet of the Company at September 30, 1996 contained in the financial statements referred to in Section 2.6(a) (the "Base Balance Sheet") or as listed on Schedule 2.6(d), the Company does not have and is not
                        ---------------
subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise.

      2.7   Tax Matters.  The Company has filed all federal, state, local and
            -----------
foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it and has paid all Taxes (as defined below) owing by it, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in
Section 2.6 above. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid federal, state, county and local taxes of any nature of the Company, and any applicable taxes owing to any foreign jurisdiction (collectively, "Taxes"), whether or not assessed or disputed. All Taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. With regard to the federal income tax returns of the Company, the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service except as described in Schedule 2.7. There are in effect no waivers of
                       ------------
applicable statutes of limitations with respect to any Taxes owed by the Company for any year. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Company is and has been since 1987 an "S Corporation" within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended, and the applicable laws of the State of New Jersey.

      2.8   Collectibility of Accounts Receivable.  All of the accounts
            -------------------------------------
receivable of the Company (less the reserve for bad debts set forth on the Base Balance Sheet and subject to contractual allowances consistent with the past practices of the Company) are valid and enforceable claims, and are not subject to set off or counterclaim, provided that the foregoing representation is not a guarantee of collectibility. The Company does not have any accounts receivable or loans receivable from any person, firm or corporation which is affiliated with the Company or any Principal or from any stockholder, director, officer or employee of the Company or any affiliate thereof, except as referred to in
Schedule 1.2(a)(i). Schedule 2.8 lists the accounts receivable of the Company as
------------------  ------------
of September 30, 1996.

      2.9   Absence of Certain Changes.  Except as disclosed in Schedule 2.9 or
            --------------------------                          ------------
in connection with the transactions contemplated hereby, since the date of the Base Balance Sheet there has not been:

          (a) Any adverse change in the business, operations, results of operation, properties, assets, liabilities, condition (financial or other) or prospects of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been material;

          (b) Any contingent liability relating to the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

          (c) Any mortgage, encumbrance or lien placed on any of the properties used in the Company's business which remains in existence on the date hereof;

          (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Company other than obligations and liabilities incurred in the ordinary course of business and otherwise consistent with the terms of this Agreement;

          (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets relating to the Company's business other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business relating to the Company's business;

          (g) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock or other equity interest of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock or other equity interest;

          (h) Any labor trouble or claim of unfair labor practices involving the Company;

          (i) Any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company to any officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; or any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such person or entity;

          (j) Any change, or the obtaining of information concerning a prospective change, with respect to any officers or management employees involved in the Company's business, any grant of any severance or termination pay to any officer, employee, agent or independent contractor involved in the Company's business or any increase in benefits payable under any existing severance or termination pay policies or employment agreement or relationship;

          (k) Any payment or discharge of a material lien or liability relating to the Company's business which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

          (l) Any payment made or obligation or liability incurred by the Company to, or any other transaction by the Company with, any of its officers, directors, partners, stockholders, employees or independent contractors, or any loans or advances made by the Company to any of its officers, directors, partners, stockholders, employees or independent contractors, except normal compensation and expense allowances consistent with past practice;

          (m) Any change in accounting methods or practices, credit practices, collection policies or payment policies used by the Company including without limitation any change in the discharge or recording of payables relative to past practices;

          (n) Any cancellation or loss of any material right or asset, or waiver of any right, of the Company;

          (o) Any change in the relationships with suppliers, distributors, licensees, licensors, customers or others with whom the Company has business relationships which would have a Material Adverse Effect on the Company, and the Principal does not have knowledge of any fact or contemplated event which may cause any such change;

          (p) Any alteration or change in the methods of operation employed by the Company;

          (q) Any amendment of the Company's certificate of incorporation or by-laws;

          (r) Any other transaction relating to the Company other than transactions in the ordinary course of business; or

          (s) Any agreement or understanding whether in writing or otherwise, by the Company or any other person that would result in any of the transactions or events or require the Company to take any of the actions specified in paragraphs (a) through (r) above.

    2.10  Ordinary Course.  Since the date of the Base Balance Sheet, the
          ---------------
Company has conducted its business only in the ordinary course and in a manner consistent with prior practices except in connection with the transactions contemplated by this Agreement and the agreements referred to herein.

    2.11  Banking Relations.  All of the arrangements with any banking
          -----------------
institution relating to the Company are accurately and in all material respects described in Schedule 2.11, indicating with respect to each of such arrangements
             -------------
the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

    2.12  Intellectual Property Rights; Employee Restrictions.  Except as set
          ---------------------------------------------------
forth in Schedule 2.12:
         -------------

          (a) The Company has exclusive ownership of, with the right to use, sell, license, dispose of, and bring actions for infringement of, all Intellectual Property Rights (as hereinafter defined) material to the conduct of its business as presently conducted (the "Company Rights"), provided that no representation is made with respect to "off the shelf" software used by the Company that is generally commercially available.

          (b) The business of the Company as presently conducted does not violate any agreements which the Company has with any third party or infringe any patent, trademark, copyright or trade secret or, to the best knowledge of the Principal, any other Intellectual Property Rights of any third party.

          (c) No claim is pending or, to the best knowledge of the Principal, threatened against the Company nor has the Company received any notice or claim from any person asserting that any of the Company's present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and the Principal is not aware of any infringement by any other person of any rights of the Company under any Intellectual Property Rights.

          (d) The Company has taken all commercially reasonable steps required to establish and preserve its ownership of all of the Company Rights; each current and former employee of the Company, and each of the Company's consultants and independent contractors involved in development of any of the Company Rights, has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company, and, to the best knowledge of the Company, none of such employees, consultants or independent contractors is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions.

     As used herein, the term "Intellectual Property Rights" shall mean all intellectual property rights, including, without limitation, all of the registered rights set forth on Schedule 2.12 and all patents, patent
                               -------------
applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, including production technology and processes, all source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.
Schedule 2.12 contains a list and brief description of all Intellectual Property
-------------
Rights (other than with respect to "off the shelf" software that is generally commercially available) owned by or registered in the name of the Company or of which the Company is the licensor or a licensee of a material right or in which the Company has any material right and, in each case, a brief description of the nature of the right.

    2.13  Certain Contracts and Arrangements.  Except as set forth in
          ----------------------------------
Schedule 2.13 (with true and correct copies delivered to the Investors prior to
-------------
the Closing Date), the Company is not a party or subject to or bound by:

          (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any contract, lease or agreement creating any obligation of the Company to pay to any third party $5,000 or more with respect to any single such contract or agreement;

          (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $50,000;

          (d) any contract or agreement for the provision of meeting services for a price in excess of $800,000;

          (e)  [Intentionally Omitted];

          (f) any contract containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or with any person or entity;

          (g)  any license agreement (as licensor or licensee);

          (h) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $50,000;

          (i) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $250,000 or any pledge or security arrangement;

          (j) any material joint venture, partnership, manufacturing, development or supply agreement;

          (k) any endorsement or any other advertising, promotional or marketing agreement;

          (l) any employment contracts, or agreements with former or present officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons;

          (m) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including without limitation any agreement with any shareholder of the Company which includes without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions, except in connection with the transactions contemplated hereby;

          (n)  any pension, profit sharing, retirement or stock options plans;

          (o) any royalty, dividend or similar arrangement based on the sales volume of the Company;

          (p)  any acquisition, merger or similar agreement;

          (q) any contract with a governmental body under which the Company may have an obligation for renegotiation;

          (r)  any outstanding power of attorney;

          (s) any agreement with any shareholder of the Company or any affiliate of any shareholder; or

          (t) any other contract not executed in the ordinary course of business.

     All of the Company's contracts and commitments are in full force and effect and neither the Company, nor, to the knowledge of the Principal, any other party is in default thereunder (nor, to the knowledge of the Principal, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), except to the extent that any such default would not have a Material Adverse Effect and the Company has not received notice of any alleged default under any such contract, agreement, understanding or commitment.

    2.14  Litigation.  Schedule 2.14 lists all currently pending litigation
          ----------   -------------
and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in Schedule 2.14, there is no
                                                     -------------
litigation or governmental or administrative proceeding or investigation pending or, to the best knowledge of the Principal, threatened relating to the Company which may have a Material Adverse Effect which could prevent or hinder the consummation of the transactions contemplated by this Agreement or any other transaction contemplated by or referred to herein. With respect to each matter set forth therein, Schedule 2.14 sets forth a description of the forums for the
                   -------------
matter, the parties thereto and the type and amount of relief sought.

    2.15  Business; Compliance with Laws.  The Company has all necessary
          ------------------------------
franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted. The Company is currently and has heretofore been in compliance in all material respects with all federal, state, local and foreign laws, regulations and guidelines, including without limitation all laws, regulations and guidelines of the Food and Drug Administration, the Federal Trade Commission, the American Medical Association and the Pharmaceutical Marketing Association, in each case to the extent applicable. Neither the Company nor the Principal or any of its respective affiliates has been: (a) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (b) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on its or his engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (c) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

    2.16  Investment Banking; Brokerage.  There are no claims for investment
          -----------------------------
banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company or any of the Principals other than a fee of $212,500 payable to Glen Arden Associates.

    2.17  Insurance.  The Company has fire, casualty, product liability and
          ---------
business interruption and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which the Company may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar business as the Company. There is no default or event which could give rise to a default under any such policy.

    2.18  Transactions with Affiliates.  There are no loans, leases, contracts
          ----------------------------
or other transactions between the Company and any officer, director or five percent (5%) shareholder of the Company or any family member or affiliate of the foregoing persons and there have been no such transactions within the past three
(3) years except as set forth in Schedule 2.18.
                                 -------------

    2.19  Employee Benefit Plans.  The Company does not maintain or contribute
          ----------------------
to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee

Benefit Plan") other than the Employee Benefit Plans identified in
Schedule 2.19.  The terms and operation of each Employee Benefit Plan comply in
-------------
all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Principals, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of the Company without liability to the Company upon or following such termination. The Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees except with respect to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (commonly known as "COBRA").

    2.20  Hazardous Waste, Etc.  No hazardous wastes, substances or materials or
          ---------------------
oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company, in each case in violation of any applicable federal, state or local law, regulation, rule or order.

    2.21  List of Certain Employees and Suppliers.  Schedule 2.21 contains a
          ---------------------------------------   -------------
list of all managers, employees and consultants and independent contractors of the Company who, individually, have received or are scheduled to receive compensation or payments for the fiscal year ended December 31, 1995 in excess of $75,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual. Schedule 2.21 sets forth
                                                       -------------
a list of all suppliers to whom the Company made payments aggregating $75,000 or more during the fiscal year ended December 31, 1995 showing, with respect to each, the name, address and dollar volume involved. To the knowledge of the Principal, no supplier has any plan or intention to terminate or reduce its business with the Company or to materially and adversely modify its relationship therewith.

    2.22  Employees; Labor Matters.  The Company employs approximately 40
          ------------------------
full-time employees and 200 part-time employees, has 35 contracts with independent contracts and generally enjoys a good employer-employee relationship. The Company is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors. Upon termination of the employment of any of said employees or independent contractors, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or to the best knowledge of the Principal threatened against or involving the Company. No question concerning representation exists respecting the employees of the Company. To the best knowledge of the Principal, there are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Company. No arbitration or similar proceeding is pending and no claim therefor has been asserted. To the best knowledge of the Principal, no collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. There are no changes pending, or of which the Principal has knowledge threatened with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel or independent contractors of the Company nor has the Principal or the Company received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

    2.23  Customers, Distributors, Meeting Moderators, Salespersons.
          ---------------------------------------------------------
Schedule 2.23 sets forth each representative, distributor, independent
-------------
contractor and meeting moderator of the Company at the date hereof (whether pursuant to a commission, royalty or other arrangement), and each customer, salesperson and/or broker of the Company who accounted for more than 5% of the sales of the Company for the twelve (12) months ended December 31, 1995 (collectively, the "Customers, Distributors and Brokers"). The relationships of the Company with its Customers, Distributors, and Brokers are good commercial working relationships. No Customer, Distributor or Broker of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its services, supplies or materials to the Company or its usage or purchases of the services or products of the Company. No Customer, Distributor or Broker has, to the best knowledge of the Principal, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage, purchase or distribution of the services or products of the Company.

    2.24  Corporate Records.  The corporate record books of the Company
          -----------------
accurately record all corporate or partnership action taken by its stockholders, board of directors, governing bodies and committees. The copies of the corporate records of the Company provided to the Investors for review, are true and complete copies of the originals of such documents.

    2.25  Solvency.  The Company has not: (a) made a general assignment for the
          --------
benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally. After giving effect to the transactions provided for or contemplated herein (including the payment of the distribution to the Company's existing shareholders) (a) the Company will be able to pay its debts as they come due in the usual course of business and will have adequate capital to conduct its business; (b) the Company will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage; and (c) the Company will own property in the aggregate having a value both at fair valuation and at fair saleable value in the ordinary course of the Company's business greater than the amount required to pay its indebtedness, including for this purpose unliquidated and disputed claims.

     2.26  Disclosure.  The representations, warranties and statements contained
           ----------
in this Agreement and in the certificates, exhibits and schedules delivered by the Company and the Principal pursuant to this Agreement, together with all materials provided by the Company and the Principal or their agents with respect to the Company, do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to the Principal which presently or may in the future have a Material Adverse Effect which have not been specifically disclosed herein or in a Schedule attached hereto.

ARTICLE 3. COVENANTS OF PRINCIPALS.
           -----------------------

     3.1   Making of Covenants and Agreements.  Each Principal hereby makes the
           ----------------------------------
covenants and agreements as set forth in this Article 3 for the period from and after the Closing.

     3.2   Cooperation.  The Principal shall cooperate with all reasonable
           -----------
requests of the Company or any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

     3.3   Consents.  The Principal shall assist the Company in obtaining any
           --------
and all consents, authorizations and approvals necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

     3.4   Notice of Default.  Promptly upon the occurrence of, or promptly upon
           -----------------
the Principal becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Principal prior to the date hereof, of any of the representations, warranties or covenants of the Principal contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Principal shall give detailed written notice thereof to the Company and the Principal shall use his best efforts to prevent or promptly remedy the same.

ARTICLE 4. COVENANTS OF THE COMPANY.
           ------------------------

     4.1   Making of Covenants and Agreements.  The Company hereby makes the
           ----------------------------------
covenants and agreements set forth in this Section 4.

     4.2   Availability of Records.  After the Closing, the Company shall make
           -----------------------
available to each Principal, as reasonably requested by him and at his expense, or any taxing authority all information, records or documents relating to the Company's business in respect of all periods prior to Closing and shall preserve all such information, records and documents until the later of four (4) years after the Closing or the expiration of all statutes of limitations or extensions thereof, provided that the Principals shall hold the same in confidence. The Company shall also make available to each Principal, as reasonably requested by him and at his expense, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation.

     4.3   Expenses.  The Company agrees to pay all legal, accounting and
           --------
investment banking fees and expenses incurred in connection with the transactions described herein.

ARTICLE 5. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS AND
           --------------------------------------------------------------------
           OBLIGATIONS.
           -----------

     All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to any other party hereto incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by such other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by any party hereto, subject to the provisions of
Article 5 hereof; provided, however, that the survival of the representations
                  --------  -------
and warranties shall be limited as and to the extent provided in Sections
6.2(a).


ARTICLE 6. INDEMNIFICATION.
           ---------------

     6.1   Indemnification by the Principals.  Each Principal on behalf of
           ---------------------------------
himself and his successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Article 6, the "Principal") agrees to defend, indemnify and hold the Company and all subsidiaries and affiliates of any Company (including without limitation stockholders of the Company (other than the Principals) and persons serving as officers, directors, partners, employees or agents of the Company or such subsidiaries or affiliates thereof (in each case, other than the Principals) (individually a "Company Indemnified Party" and collectively the "Company Indemnified Parties") harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including without limitation, reasonable fees of counsel) of any kind or nature whatsoever ("Claims") (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Company Indemnified Party (a

"Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with:

          (a) any inaccuracy in or breach of any representation or warranty made by a Principal in this Agreement, or in any Schedule, exhibit or certificate delivered by or on behalf of a Principal as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such representations or warranties (collectively, "Warranty Claims");

          (b) any breach of any covenant or agreement made by or on behalf of a Principal in this Agreement, or in any Schedule, exhibit or certificate delivered by or on behalf of the Principal as part of or pursuant to this Agreement; or

          (c) any liability of the Company for Taxes in respect of any period ending on or before the Closing Date, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company.

     The rights of Company Indemnified Parties to recover indemnification in respect of any occurrence referred to in either of clauses (b) and (c) of this
Section 6.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation, warranty or agreement referred to in clause (a) of this Section 6.1.

     6.2  Limitations on Indemnification by the Principals.
          ------------------------------------------------

     The right of Company Indemnified Parties to indemnification under Section
6.1 shall be subject to the following provisions:

          (a) Indemnification with respect to Warranty Claims shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Warranty Claims involving fraud, intentional misrepresentation, title to the Redeemed Shares or Taxes, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration a specific state of facts shall have become known which may constitute or give rise to any Warranty Claim as to which indemnity may be payable and a Company Indemnified Party shall have given notice of such facts to the Principal, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

          (b) No indemnification shall be payable with respect to Claims involving Taxes (including any Claims arising as a result of the audit referred to in Schedule 2.7) unless the total of all such Claims exceeds
                    ------------
     $100,000 in the aggregate, whereupon only the amount of such Claims in excess of $100,000 shall be recoverable in accordance with the terms hereof. Further, no indemnification shall be payable with respect to Warranty Claims (other than any such claims involving fraud, intentional misrepresentation, title to the Redeemed Shares or arising under Section 2.6(b) or 2.16 hereof) to Company Indemnified Parties unless the total of all Warranty Claims plus all Claims relating to Taxes (whether recoverable or subject to the foregoing $100,000 limitation) exceeds $300,000 in the aggregate, whereupon only the amount of such claims in excess of $300,000 shall be recoverable in accordance with the terms hereof.

          (c) The Principals shall not be obligated to indemnify the Company Indemnified Parties for Warranty Claims (other than any such claims involving fraud, intentional misrepresentation, title to the Redeemed Shares or Taxes arising under Section 2.6(b) or 2.16 hereof) after the cumulative amount of all amounts paid by the Principals to the Company Indemnified Parties with respect thereto exceeds Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Maximum Warranty Claim Amount"); provided, further, that each Principal shall not be individually obligated to indemnify the Indemnified Parties for Warranty Claims (other than any such claims involving fraud, intentional misrepresentation, title to the Redeemed Shares or Taxes or arising under Section 2.6(b) or 2.16 hereof) or Claims involving Taxes in excess of his Pro Rata Share of the relevant Claim as set forth opposite such Principal's name below:

          Principal                     Pro Rata Share
          ---------                     --------------
          LePore                            39.5%
          Boron                             35.8%
          Sweeney                           18.5%
          Foti                               6.2%

          (d) The limitations herein with respect to Warranty Claims shall not limit the rights of any Company Indemnified Party with respect to any other claims arising under provisions of Section 6.1.

     6.3  Indemnification by the Company.  The Company agrees to defend,
          ------------------------------
indemnify and hold each Principal and his successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Article 6, the "Principal Indemnified Parties") harmless from and against all Claims (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Principal Indemnified Party (a "Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with any breach of any covenant or agreement made by or on behalf of the Company in this Agreement, or in any Schedule, exhibit or certificate delivered by or on behalf of the Company as part of or pursuant to this Agreement.

     6.4  Notice; Defense of Claims.  Promptly after receipt by an indemnified
          -------------------------
party of notice of any third party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental related proceeding, the indemnified party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

     In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph the indemnifying party or parties (i) give written notice to the indemnified party or parties stating that they would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that they dispute and intend to defend against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such indemnified party or parties that such indemnification will be paid fully and promptly if required and such indemnified party or parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such indemnified party or parties which consent shall not be unreasonably withheld) and such indemnified party or parties shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such indemnified party or parties, which consent shall not be unreasonably withheld, to settle all Indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party or parties' obligation to indemnify such indemnified party or parties therefor will be fully satisfied by payment of money by the indemnifying party and the settlement includes a complete release of such indemnified party or parties. The indemnifying party or parties shall keep the such indemnified party or parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party or parties with all documents and information that such indemnified party or parties shall reasonably request and shall consult with such indemnified party or parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such indemnified party or parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the indemnified party or parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such indemnified party or parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such indemnified party or parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such indemnified party or parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such indemnified party or parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

     In the event of any disagreement among the Principals with respect to any matter arising under or relating to this Article 6, including with respect to the defense, prosecution or settlement or claims, the written instructions of Principals having at least fifty percent (50%) of the Pro Rata Share of indemnification obligations hereunder (as provided in Section 6.2(c) shall control.

     6.5  Satisfaction of Indemnification Obligations.  Any indemnity payable
          -------------------------------------------
pursuant to this Section 6 shall be paid within the later of (a) ten (10) days after the indemnified party's request therefor or (b) ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.

     6.6  Tax Effects of Losses; Meaning of After-Tax Basis.
          -------------------------------------------------

          (a) In calculating any Losses for which indemnification is provided under this Article 6, such indemnification payment shall be made on an after-tax basis such that the amount of any such losses shall in each case be reduced to take account of any Tax Benefit to the indemnified party arising from the payment of or relating to any such Loss, as described in and subject to paragraph (b) below.

          (b) For purposes of this Article 6, an indemnification payment that is to be made on an "after-tax" basis to an indemnified party shall be made net of Tax Benefits which the indemnified party has received or is entitled to receive in respect to the Loss giving rise to such payment. As used herein, the term "Tax Benefit" shall mean the federal, state and local tax savings that have resulted or will result from any tax deduction or tax credit that (i) the indemnified party has claimed or is entitled to claim on a Federal, state or local income tax return filed for the tax year of such party in which the Loss is paid or incurred and (ii) is directly attributable to such Loss. In the event the Company realizes tax savings attributable to depreciation, amortization or similar deduction attributable to the required capitalization of a Loss in years following the payment of the Loss, the Company shall make an appropriate adjustment and repayment of indemnification amounts previously paid. It shall be assumed that the indemnified party is subject to the maximum marginal federal, state and local tax rates for a corporation doing business in the jurisdiction in which such person has its principal place of business or primary residence unless the indemnified party's independent certified public accountant certifies that such indemnified party is subject to a different rate, in which case such different rate shall apply.

ARTICLE 7. MISCELLANEOUS.
           -------------

     7.1   Governing Law.  This Agreement shall be construed under and governed
           -------------
by the internal laws of the State of New Jersey without regard to its conflict of laws provisions.

     7.2   Notices.  Any notice, request, demand other communication required or
           -------
permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO THE COMPANY:     Boron, LePore & Associates, Inc.
                    17-17 Route 208 North
                    Fair Lawn, NJ  07410
                    Fax:  (201) 791-1121

TO ANY
------
PRINCIPAL           To the address listed on its signature page hereto.
---------


Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     7.3   Entire Agreement.  This Agreement, including the Schedules referred
           ----------------
to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter hereof, and supersedes all previous written or oral negotiations, commitments and writings as to such subject matter.

     7.4   Assignability; Binding Effect.  This Agreement and any rights
           -----------------------------
hereunder shall be assignable by the Company to one or more corporations controlling, controlled by or under common control with the Company, directly or indirectly, provided the Company shall remain liable for its obligations hereunder in connection with any such assignment, or to any successor or acquiror of the Company or its affiliates provided such entity assumes or agrees to be bound by the Company's obligations hereunder, or to any entity providing financing in connection with the transactions contemplated hereby or to any successor or assign or such an entity (including without limitation any such successor or assign in connection with any refinancing, renewal or extension of such financing), upon written notice to the Principal. This Agreement and any rights or obligations of the Principals herein may not be assigned by the Principal without the prior written consent of the Company; provided, however,
                                                            --------  -------
that nothing herein shall limit the right of any Principal to assign or transfer any Common Stock held by such Principal in accordance with the Stockholders' Agreement. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns (including without limitation the estate and heirs of the Principal in the event of his death).

     7.5  Captions and Gender.  The captions in this Agreement are for
          -------------------
convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     7.6  Execution in Counterparts.  For the convenience of the parties and to
          -------------------------
facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     7.7  Amendments.  This Agreement may not be amended or modified, nor may
          ----------
compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto or in the case of a waiver, the party or parties waiving compliance.

     7.8  Dispute Resolution.  Except with respect to matters as to which
          ------------------
injunctive relief is being sought, any dispute arising out of or relating to this Agreement that has not been settled within thirty (30) days by good faith negotiation between the parties to this Agreement shall be submitted to the American Arbitration Association ("AAA") for final and binding arbitration pursuant to the commercial arbitration rules and regulations of AAA. Any such arbitration shall be conducted in New York, New York.

     7.9  Remedies; Severability.  Notwithstanding Section 7.8, it is
          ----------------------
specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

     In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

      7.10  Certain Definitions.  For purposes of this Agreement, the term:
            -------------------

            (a) "affiliate" of a person shall (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

            (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

            (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such person.

      7.11  Release.  Each Principal hereby generally releases and discharges
            -------
the Company and its subsidiaries (which for purposes hereof, shall also include each of the Company's predecessors, each of the present and former shareholders, directors, officers, employees and agents of the Company or its subsidiaries and any and all affiliates of any of the foregoing and their successors and assigns) (each a "Released Party") of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities, contingent or otherwise, of every kind and nature, including claims and causes of action both in law and in equity, which the Principal and/or his heirs, executors, administrators or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof, against any Released Party, whether asserted, unasserted, absolute, contingent, known or unknown, other than claims or causes of action arising under or pursuant to (i) any of the Agreements listed on Schedule 7.11 hereto or (ii) all indemnification rights of the
          -------------
Principal in his capacity as a director and officer of each of the Company and its subsidiaries to the same extent such rights exist as of the date hereof under the charter documents and by-laws of each of the Company and its subsidiaries and under applicable state law. The Principal hereby represents to the Released Parties that (i) he has not assigned any claim or possible claim against any Released Party, (ii) he fully intends to release all claims against the Released Parties including without limitation unknown and contingent claims (other than those specifically reserved above), and (iii) he has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Without limitation of the foregoing, the Company and each of the Selling Stockholders agree that the Stockholders' Agreement between Gregory Boron and Patrick LePore and Boron, LePore & Associates, Inc. dated July 1, 1996 is hereby terminated.

                                 [END OF TEXT]

     IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                     THE COMPANY:
                                     -----------

ATTEST                               BORON, LePORE & ASSOCIATES, INC.



/s/ Michael W. Foti                  By: /s/ Patrick G. LePore
-------------------------               ------------------------------
Secretary                               Name:  Patrick G. LePore
                                        Title: President

          IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                     PRINCIPAL
                                     ---------


                                     /s/ Patrick G. LePore
                                     -------------------------------------
                                     Patrick G. LePore

                                     Address:  Boron, LePore & Associates, Inc.
                                               17-17 Route 208 North
                                               Fair Lawn, NJ  07410
                                               Fax No.:  (201) 791-1121

          IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                     PRINCIPAL
                                     ---------


                                     /s/ Gregory Boron
                                     -----------------------------------------
                                       Gregory Boron

                                     Address:  Boron, LePore & Associates, Inc.
                                               17-17 Route 208 North
                                               Fair Lawn, NJ  07410
                                               Fax No.: (201) 791-1121

          IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                     PRINCIPAL
                                     ---------


                                     /s/ Christopher Sweeney
                                     ------------------------------------------
                                       Christopher Sweeney

                                     Address:   Boron, LePore & Associates, Inc.
                                                17-17 Route 208 North
                                                Fair Lawn, NJ  07410
                                                Fax No.: (201) 791-1121

          IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                     PRINCIPAL
                                     ---------


                                     /s/ Michael W. Foti
                                     ------------------------------------------
                                       Michael W. Foti

                                     Address:  Boron, LePore & Associates, Inc.
                                               17-17 Route 208 North
                                               Fair Lawn, NJ  07410
                                               Fax No.: (201) 791-1121